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                                                                    EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 22, 2002

Dear Sir/Madam:

         We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 22, 2002 of Innotrac Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/Arthur Andersen LLP


Arthur Andersen LLP


cc: Scott D. Dorfman, Chairman of the Board, President and CEO, Innotrac Corporation